INVESCO POWERSHARES CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

(AMENDED EFFECTIVE MARCH 7, 2017)

I.    INTRODUCTION

Invesco PowerShares Capital Management LLC (“Invesco PowerShares”), (and any wholly owned or indirect subsidiaries) has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of the trusts managed by Invesco PowerShares (the “PowerShares Trusts”, and each series thereof, a “Fund” and collectively the “PowerShares ETFs”) take precedence over the personal interests of Covered Persons (defined below). Capitalized terms used herein are defined at the end of this document.

This Code of Ethics (“the Code”) applies to all Covered Persons. Covered Persons include:

(i)	Any director, officer, full or part time Employee of Invesco PowerShares (except those deemed exempt by the Chief Compliance Officer of Invesco PowerShares) or any full or part time Employee of any Invesco PowerShares affiliates that, in connection with his or her regular functions or duties makes, participates in or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making investment recommendations or obtains information covering investment recommendations, with respect to such purchase or sale of Covered Securities or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco PowerShares;

(ii)	Trustees of the PowerShares Trusts (excluding the Independent Trustees of the PowerShares Trusts and any Trustees who are interested persons of PowerShares, but are not otherwise affiliated with PowerShares (the “Unaffiliated Trustees”)); and

(iii)	any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and such other persons that may deemed to be a Covered Person by Compliance.

PowerShares Trusts have adopted a separate Code of Ethics for the Independent Trustees and Unaffiliated Trustees of the PowerShares Trusts, who are not Covered Persons under this Code.

II.    STATEMENT OF FIDUCIARY PRINCIPLES

The following fiduciary principles govern Covered Persons:

(i)	the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of his or her positions; and

(ii)	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility: and

PowerShares Code of Ethics

(iii)	this Code is our effort to address conflicts of interest that may arise in the ordinary course of our business and does not attempt to identify all possible conflicts of interest. This Code does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

Section VIII of this Code generally addresses sanctions for violations of this Code; certain sections of this Code specifically address sanctions that apply to violations of those sections.

III.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS; REPORTING OF VIOLATIONS

All Covered Persons are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Covered Persons shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco PowerShares’ Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section VI of this Code. Additionally, persons covered by this Code shall not, in connection with the direct or indirect purchase or sale of a Covered Security: (i) employ any device, scheme or artifice to defraud a Fund; (ii) make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading: (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or (iv) engage in any manipulative practice with respect to a Fund.

IV.    LIMITS ON PERSONAL INVESTING

Personal Investing

A.	Pre-Clearance of Personal Security Transactions

All Covered Persons must pre-clear with Compliance, using the automated review system, all personal security transactions in which they have Beneficial Interest unless otherwise indicated below. A Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval. Good-until-cancelled orders (GTCs) are not allowed.

Additionally, all Covered Persons must pre-clear personal securities transactions involving Covered Securities over which they have discretion. For example, if a Covered Person is directing the transactions for a friend or family member (regardless of whether they share the same household) all transactions in Covered Securities must be pre-cleared.

Covered Securities include, but are not limited to, all investments that can be traded by an Invesco PowerShares entity for its Clients, including, but not limited to, stocks, bonds, municipal bonds, exchange-traded funds (ETFs), closed-end mutual funds, and any of their derivatives such as options and futures. All Invesco Affiliated Mutual Funds (including both open-end and closed-end funds) and Invesco PowerShares ETFs are considered Covered Securities.

PowerShares Code of Ethics

All transactions in Invesco Ltd. securities must be pre-cleared. Please refer to Section IV for additional guidelines on Invesco Ltd. securities. Any transaction in a previous employer’s company stock that is obtained through an employee benefit plan or company stock fund held in an external retirement plan requires pre-clearance.

The Following Pre-Clearance Exemptions Apply:

Invesco Affiliated Open-End Mutual Funds: All Affiliated Open-End Mutual Funds must be held with an Approved Broker, at the Affiliated Open-End Mutual Funds’ transfer agent, in the CollegeBound 529 Savings Plan, or in the Invesco 401(k). Pre-clearance is not required for transactions in Affiliated Open-End Funds as long as the shares are held in compliance with this requirement.

CollegeBound 529 Savings Plan: All transactions in the CollegeBound 529 Savings Plan are exempt from pre-clearance.

Exchange-Traded Products: Employees are exempt from pre-clearing broad-based Exchange Traded Products such as Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs) and Exchange Traded Commodities (ETCs) as described on the Pre-clearance Exempt ETF List, and any derivatives of these securities such as options. All Invesco PowerShares ETFs and ETFs not listed on the Pre-clearance Exempt ETF List must be pre-cleared.

Currencies, commodities: Employees are exempt from pre-clearing transactions in currencies and commodities.

Options, futures and all other derivatives based on an index of securities, currencies, and commodities: Employees are exempt from pre-clearing transactions in derivatives of an index of securities, currencies and commodities.

All Covered Securities are still subject to requirements and limits on personal investing as described in Section IV. and V. of the Code, irrespective of whether pre-clearance is required.

Exempted Securities

Covered Securities do not include shares of money market funds, U.S. government securities, certificates of deposit or shares of open-end mutual funds not advised or sub-advised by Invesco Advisers, Inc. Unit investment trusts including those advised by Invesco Advisers, Inc., are not Covered Securities. However, this definition shall not apply to any series of the PowerShares QQQ Trust or the BLDRS Fund Trust. (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)

If you are unclear about whether a proposed transaction involves a Covered Security, contact Compliance via email at codeofethicsnorthamerica@invesco.com or by phone at 1-877-331-CODE [1-877-331-2633] prior to executing the transaction.

Compliance will consider the following factors, among others, in determining whether or not pre-clearance approval will be provided. Please note that you must obtain pre-clearance even if you believe your transactions request satisfies the criteria below. The automated review system will review personal trade requests from Covered Persons based on the following considerations:

B.	Blackout Period

Invesco PowerShares does not permit Covered Persons to trade in a Covered Security if there is conflicting activity in an Invesco PowerShares Client account.

(i)	Non-Investment Personnel

a.	may not buy or sell a covered Covered Security within two trading days after a Client trades in that security.

PowerShares Code of Ethics

b.	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk

(ii)	Investment Personnel

a.	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.

b.	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

For practical purposes, an Employee without knowledge of investment activity of a Client Account would not know of such activity in advance of a Client trade. Therefore, for those Employees, trading with pre-clearance approval granted prior to a Client transaction will not be considered a violation of the Code of Ethics. Compliance will review personal securities transactions to identify potential conflicts in which there is an appearance that such an Employee could have traded while he or she was aware of upcoming Client transactions. If a potential conflict exists, this would be considered a violation of the blackout period required by this Code of Ethics.

C.	De Minimis Exemptions

Compliance will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:

(i)	Equity de minimis exemption

a.	If a Covered Person does not have knowledge of Client trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Russell 1000 Index or any of the main indices globally included on the De Minimis Indices List which can be accessed on the Invesco intranet using the following link:

http://sharepoint/sites/Compliance-COE-NA/Training/Documents/De%20Minimis%20Indices%20List.pdf

b.	If a Covered Person does not have knowledge of Client trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting Client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.

(ii)	Fixed income de minimis exemption

a.	If the Covered Person does not have knowledge of Client trading activity in a particular fixed income security he or she may execute up to $100,000 of par value of such security in a rolling 30 day period.

The automated review system will confirm that there is no activity currently on the trading desk for the security involved in the proposed personal securities transaction and will verify that there have been no transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the black-out period is the last three trading days. For Investment, IT and Portfolio Administration personnel, Compliance will also check the trading activity of affiliates for which such personnel have potential access to information to verify that there have been no Client transactions for the requested security during the blackout period. Compliance will notify the Covered Person of the approval or denial of the proposed personal securities transaction. The approval granted to a Covered Person to execute personal securities transaction is only valid for that business day, except that if approval

PowerShares Code of Ethics

is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction on the business day the approval is granted the Covered Person must resubmit the request again the next day for approval.

Any failure to pre-clear transactions is a violation of the Code and will be subject to the following potential sanctions:

(i)	A Letter of Education will be provided to any Covered Person whose failure to pre-clear is considered immaterial or inadvertent.

(ii)	Deliberate failures to pre-clear transactions, as well as repeat and/or material violations, may result in in-person training, probation, withdrawal of personal trading privileges or employment termination, depending on the nature and severity of the violations.

D.	Prohibition on Short-Term Trading Profits

Covered Persons are prohibited from engaging directly or indirectly in the purchase and sale, or short sale and cover, of the same Covered Security within 60 days at a profit. If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco PowerShares’s choice and a letter of education may be issued to the Covered Person. Transactions in currencies, commodities and derivatives (such as options and futures) based on an index of securities, currencies, and commodities are exempt from the 60 day holding period. This exemption does not apply to derivatives of individual securities. Disgorgement amounts must represent the full amount of the profits received and are not adjusted to account for taxes or related fees.

E.	Initial Public Offerings

Covered Persons are prohibited from directly or indirectly acquiring Beneficial Interest of any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance and approved by the Chief Compliance Officer or Head of Legal (or designee) and the Director of Portfolio Management (or designee) of the Covered Person’s business unit.

F.	Prohibition of Short Sales by Investment Personnel

Investment Personnel are prohibited from effecting short sales of Covered Securities in his or her personal accounts if a Client of Invesco PowerShares for whose account they have investment management responsibility has a long position in those Covered Securities.

G.	Prohibition on Investment Clubs

Participation in a club with the purpose of pooling money and investing based on group investment decisions is prohibited.

H.	Restricted List Securities

Covered Persons requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

I.	Other Criteria Considered in Pre-Clearance

In spite of adhering to the requirements specified throughout this section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

PowerShares Code of Ethics

J.	Covered Account Requirements

(i)	US Approved Brokers:

The following link, posted on the Invesco intranet site, includes a list of US Approved Brokers. These brokers provide electronic transaction and statement feeds to Invesco PowerShares:

http://sharepoints/sites/Compliance-COE-NA/Training/Documents/Approved%20Broker%20List.pdf

(ii)	US Brokerage Account may only be held with:

a.	US Approved Brokers;

b.	Full service broker-dealers, that are not a US Approved Broker, with which a Covered Person has engaged an investment advisor; or in limited circumstances,

c.	Qualified retirement plans (such as external 401(k)s, 403(b)s, etc.) or other similar accounts that Covered Persons are not legally able to transfer.

Note: Accounts in which all trading is completed online and without a financial advisor, call a discount brokerage account, must be held with an Approved Broker.

Covered Persons located outside of the US are not subject to US Approved Broker requirements.

(iii)	US Open-End Affiliated Mutual Funds may only be held with:

a.	US Approved Brokers;

b.	The Invesco CollegeBound 529 Plan; or

c.	Invesco Advisers, Inc.’s affiliated broker dealers (Invesco Distributors, Inc. and Invesco Capital Markets, Inc.) through Invesco’s transfer agency, Invesco Investments.

(iv)	Discretionary Managed Accounts

In order to establish a discretionary managed account, a Covered Person must grant the manager complete investment discretion over a Covered Persons account. Pre-clearance is not required for trades in this account; however, a Covered Person may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude a Covered Person from establishing investment guidelines for the manager, such as indicating industries in which a Covered Person desires to invest, the types of securities a Covered Person wants to purchase or overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that a Covered Person is actually directing account investments. Covered Persons must receive approval from Compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect control over the managed accounts.

K.	Private Securities Transactions

Covered Persons may not engage in a Private Securities Transaction without first giving Compliance (a) a detailed written notification describing the transaction and (b) indicating whether or not they will receive compensation and obtaining prior written permission from Compliance. Investment Personnel who have been authorized to acquire securities of an issuer in a Private Securities Transaction must disclose that

PowerShares Code of Ethics

investment to Compliance and the Managing Director (Research and Trading) of Invesco PowerShares when they are involved in a Client’s subsequent consideration of an investment in the same issuer. The Client’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

L.	Limited Investment Opportunities (e.g. private placements, hedge funds, etc.)

Covered Persons may not engage in a limited investment opportunity without first (a) giving Compliance a detailed written notification describing the transaction and (b) obtaining prior written permission from Compliance. Limited investment opportunities offered directly from Invesco to employees are not subject to pre-clearance requirements, including but not limited to the Invesco Real Estate ESCs and WLR funds. All limited investment opportunities are subject to the reporting requirements outlined in section V below.

M.	Excessive Short Term Trading in Funds

Employees are prohibited from excessive short term trading of any mutual fund advised or sub-advised by Invesco PowerShares or Invesco Advisers, Inc., and are subject to various limitations outlined in the respective prospectus and other fund disclosure documents.

Invesco Ltd. Securities

(i)	No Employee may affect short sales of Invesco Ltd. securities.

(ii)	No Employee may engage in transactions in publicly traded options, such as puts calls and other derivative securities relating to the Invesco Ltd.’s securities, on an exchange or any other organized market.

(iii)	For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

(iv)	Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the reporting requirements specified in Section IV of this Code.

Limitations on Other Personal Activities

A.	Outside Business Activities

Employees may not engage in any outside business activity, regardless of whether or not he or she receives compensation, without prior approval from Compliance. Absent prior written approval of Compliance, Employees may not serve as directors, officers or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recluse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this refusal requirement shall not apply with respect to certain Invesco Advisers, Inc.’s or Invesco PowerShares Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal securities transaction.

B.	Gift and Entertainment

The Invesco Ltd. Gifts and Entertainment Policy includes specific conditions under which Employees may accept or give Gifts or Entertainment. Where there are conflicts between a minimal standard established by a policy of Invesco Ltd., and the standards established by a policy of Invesco PowerShares, including this Code, the latter shall control.

PowerShares Code of Ethics

To avoid the appearance of any potential conflict of interest, under no circumstances may an Employee:

(i)	Give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency;

(ii)	Give or accept cash or any possible cash equivalent from a broker or vendor;

(iii)	Reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of Compliance; or

(iv)	Provide or receive any Gift or Entertainment that is conditioned upon Invesco PowerShares, its parents or affiliates doing business with the other entity or person involved.

Gifts. Employees are prohibited from accepting or giving the following: a Gift valued in excess of annual FINRA limits; or Gifts from one person or firm valued in excess of annual FINRA limits during a calendar year period.

Entertainment. Examples of Entertainment that may be considered excessive in value include Super Bowls, the Masters. Wimbledon, Kentucky Derby, hunting trips, ski trips, etc. An occasional sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

Employees who are unsure if an event would be permissible should contact Compliance prior to attending to confirm if the event would be considered excessive.

C.	U.S. Department of Labor Reporting

Under current U.S. Department of Labor (DOL) Regulations, Invesco PowerShares is required to disclose to the DOL certain specified financial dealings with a union or officer, agent, shop steward, employee, or other representative of a union (collectively referred to as “union officials”). Under the Regulations, practically any gift or entertainment furnished by Invesco Advisers, Inc., or Invesco PowerShares, Inc.’s Employees to a union or union official is considered a payment reportable to the DOL.

Although the Regulations provide for a de minimis exemption from the reporting requirements for payments made to a union or union official that do not exceed $250 a year, that threshold applies to all of Invesco PowerShares’ employees in the aggregate with respect to each union or union official. Therefore, it is Invesco PowerShares’ policy to require that ALL Gifts or Entertainment furnished by an Employee, regardless of whether the gift is given to a union or union official, be reported to Invesco PowerShares using the Invesco Finance Department’s expense tracking application, Oracle E-Business Suite or any other application deployed for that purpose which has the capability to capture all the required details of the payment. In addition to reporting the Gift or Entertainment in the expense tracking system, Covered Persons must also follow department guidelines for reporting requirements in other systems such as Viaduct and/or SalesForce. Each item reported must include the name of the recipient, union affiliation, address, amount of payment, date of payment, purpose and circumstance of payment, including the terms of any oral agreement or understanding pursuant to which the payment was made.

Invesco PowerShares is obligated to report on an annual basis all payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report.

Covered Persons should contact Compliance if clarification is required regarding requirements for payments to a union or union official. A failure to report a payment required to be disclosed will be considered a material violation of this Code. The DOL also requires all unions and union officials to report payments they receive from entities such as Invesco PowerShares and their Employees.

PowerShares Code of Ethics

Parallel Investing Permitted

Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by Invesco PowerShares for its Clients.

V.    REPORTING REQUIREMENTS

Initial Holdings Report

Within 10 calendar days of becoming a Covered Person each Covered Person must complete an Initial Holdings Report by inputting into the automated pre-clearance system the following information (the information must be current within 45 days of the date the person becomes a Covered Person).

(i)	A list of all security holdings, including the security name, the number of shares (for equities) and the principal amount (for debt securities) in which the Covered Person has direct or indirect Beneficial Interest. A Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements;

(ii)	The security identifier for each Covered Security (CUSIP, symbol, etc.);

(iii)	The name of any broker-dealer or bank with which the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

(iv)	The date that the report is submitted by the Covered Person to Compliance.

Quarterly Transaction Reports

All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect beneficial interest.

(i)	The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

(ii)	The nature of the transaction (buy, sell, etc.);

(iii)	The security identifier (CUSIP, symbol, etc.);

(iv)	The price of the Covered Security at which the transaction was executed;

(v)	The name of the broker-dealer or bank executing the transaction; and

(vi)	The date that the report is submitted by the Covered Person to Compliance.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they have executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions made through an limited investment opportunity, Automatic Investment Plan/Dividend Reinvestment Plan or similar plans and transactions in Covered Securities held in the Invesco 401(k) or accounts held directly with Invesco in the Quarterly Transaction Report.

Additionally, Covered Persons must report the information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including

PowerShares Code of Ethics

Covered Securities held in a 401(k) or other retirement vehicle), including plans sponsored by Invesco PowerShares or its affiliates. The report shall include:

(i)	The date the account was established;

(ii)	The name of the broker-dealer or bank; and

(iii)	The date that the report is submitted by the Covered Person to Compliance.

Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

Annual Holdings Reports

All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to Compliance:

(i)	A list of all security holdings, including the security. the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Interest;

(ii)	The security identifier for each Covered Security (CUSIP, symbol, etc,);

(iii)	The name of the broker-dealer or bank with or through which the security is held; and

(iv)	The date that the report is submitted by the Covered Person to Compliance.

Gifts and Entertainment Reporting

(i)	Reporting of Gifts and Entertainment given to an Invesco PowerShares Employee by a Client or Business Partner. All Gifts and Entertainment received by an Employee must be reported through the automated pre-clearance system within thirty (30) calendar days after the receipt of the Gift or the attendance of the Entertainment event. The requirement to report Entertainment includes dinners or any other event with a Business Partner of Invesco PowerShares in attendance.

(ii)	Reporting of Gifts and Entertainment given by an Invesco Employee to a Client or Business Partner. All Gifts and Entertainment given by an Employee must be reported through the reporting requirements for the Employee’s business unit. All Employees should contact his or her manager or Compliance if they are not sure how to report gifts they intend to give or have given to a Client or Business Partner.

Certification of Compliance

All Covered Persons must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. If material changes are made during the year, these changes will also be reviewed and approved by the PowerShares Trusts’ Trustees. All Covered Persons must certify within 30 days of the effective date of the amended Code that they have read and understand the Code and recognize that they are subject to the Code.

PowerShares Code of Ethics

VI.    REPORTING OF POTENTIAL COMPLIANCE ISSUES

Invesco has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with his or her supervisor, department head or with Invesco PowerShares Chief Compliance Officer or Head of Legal. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Whistleblower Hotline 1-855-234-9780. This hotline is available to employees of multiple operating units of Invesco Ltd. Employees may also report his or her concerns by visiting the Invesco Whistleblower Hotline website at: www.invesco.ethicspoint.com. To ensure your confidentiality, this phone line is provided by an independent company and available 24 hours a day, 7 days a week. All submissions to the Invesco Whistleblower Hotline will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

VII.    ADMINISTRATION OF THE CODE OF ETHICS

Invesco PowerShares has used reasonable due diligence to institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, Invesco PowerShares will furnish to the Board of Trustees of the PowerShares Trusts, or such committee as it may designate, a written report that:

(i)	describes significant issues arising under the Code since the last report to the Boards of Trustees, including information about material violations of the Code and sanctions imposed in response to material violations; and

(ii)	certifies that the Invesco PowerShares has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

VIII.    SANCTIONS

Upon discovering a material violation of the Code, Compliance will notify Invesco PowerShares’s Chief Compliance Officer (CCO). The CCO will notify the Management of Invesco PowerShares of any material violations at the next regularly scheduled meeting.

Compliance will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

Invesco PowerShares may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the personal security transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

PowerShares Code of Ethics

IX.    EXCEPTIONS TO THE CODE

Invesco PowerShares’ Chief Compliance Officer (or designee), together with either one of Invesco PowerShares’ Managing Directors or its Head of Legal, may grant an exception to any provision in this Code and will report all such exceptions at the next Invesco PowerShares Managers’ meeting.

X.    DEFINITIONS

(i)	“Affiliated Mutual Funds” generally includes all open-end or closed-end funds advised or sub-advised by Invesco Advisers, Inc.

(ii)	“Automatic Investment Plan/Dividend Reinvestment Plan” means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

(iii)	“Beneficial Interest” has the same meaning as the ownership interest of a “beneficial owner” pursuant to Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended (“the ’34 Act”). To have a Beneficial Interest, Covered Persons must have directly or indirectly, through contract, arrangement understanding, relationship or otherwise, have or share a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e. a spouse or equivalent domestic partner and children, etc.) or by certain partnerships, trusts, corporations, or other arrangements;

(iv)	“Client” means any account for which Invesco PowerShares is either the adviser or sub-adviser; including Affiliated Mutual Funds.

(v)	“Control” has the same meaning as under Section 2(a)(9) of the Investment Company Act, as amended (the “Investment Company Act”);

(vi)	“Covered Person” means and includes:

any director, officer, full or part time Employee of Invesco PowerShares; or any full or part time Employee of any Invesco PowerShares affiliates that, in connection with his or her regular functions or duties makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who in involved in making investment recommendations or obtains information concerning investment recommendations, with respect to such purchase or sale of Covered Securities or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco PowerShares. any interested trustee or director of the PowerShares Trusts; any other persons falling within the definition of Access Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or Rule 204A-1under the Investment Advisers Act of 1940 as amended (the “Advisers Act”) and such other persons that may be so deemed to be a Covered Person by Compliance.

PowerShares Code of Ethics

(vii)	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act except that it does not include the following:

a.	Direct obligations of the Government of the United States or its agencies;

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	Any open-end mutual fund not advised or sub-advised by Invesco Advisers, Inc.; All Affiliated Mutual Funds shall be considered Covered Securities regardless of whether they are advised or sub-advised by Invesco PowerShares or Invesco Advisers, Inc.

d.	Any unit investment trust, including unit investment trusts advised or sub-advised by Invesco Advisers, Inc.; However, this definition shall not apply to any series of the PowerShares QQQ Trust or the BLDRS Index Fund Trust.

e.	Invesco Ltd.’s stock because it is subject to the provisions of Invesco Ltd.’s Code of Conduct. Notwithstanding this exception, transactions in Invesco Ltd. securities are subject to all the pre-clearance and reporting requirements outlined in other provisions of this Code and any other corporate guidelines issued by Invesco Ltd.

(viii)	“Employee” means and includes

Any full or part time Employee of Invesco PowerShares (except those deemed exempt by the CCO of Invesco PowerShares), any full or part time Employee of any Invesco PowerShares affiliates that, in connection with his or her regular duties, makes or participates in, or obtains any information concerning any Client’s purchase or sale in Covered Securities or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities or who has access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco PowerShares;

(ix)	“Gifts”, “Entertainment” and “Business Partner” have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.

(x)	“Independent Trustee” means a trustee of a fund who is not an “interested person” of the fund within the meaning of Section 2(a)(19) of the Investment Company Act;

(xi)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1934;

(xii)	“Invesco Advisers, Inc.’s affiliated Broker-dealer” means Invesco Distributors, Inc. or Invesco Capital Markets, Inc. or their successors.

(xiii)	“Investment Personnel” means any full or part time Employee of Invesco PowerShares. Or any full or part time Employee of any Invesco PowerShares’ affiliates who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Covered Securities by Clients or any natural person who Controls a Client or an investment adviser and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client as defined in Rule 17j-1.

PowerShares Code of Ethics

(xiv)	“Non-Investment Personnel” means any Employee that does not meet the definition of Investment Personnel as listed above.

(xv)	“Private Securities Transaction” means any securities transaction relating to new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the Financial Industry Regulatory Authority’s (FINRA) Conduct Rules, transactions among immediate family members (as defined in the interpretation of the Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities shall be excluded.

(xvi)	“Restricted List Securities” means the list of securities that are provided to the Compliance Department by Invesco Ltd. Or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues, or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd. Unit).

XI.    INVESCO LTD. POLICIES AND PROCEDURES

All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy, Political Contributions Policy and Gift and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. Policy and the standards established by an Invesco PowerShares policy, including this Code, the latter shall control.

XII.    INVESCO GLOBAL CODE OF ETHICS CONTACTS

(i)	Telephone Hotline: 1-877-331-CODE [2633]

(ii)	E-Mail: codeofethicsnorthamerica@invesco.com

PowerShares Code of Ethics